EXHIBIT NO. 12

NUI CORPORATION AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Year Ended September 30
	2001	2000	1999	1998	1997
Income from continuing operations before income taxes	$38,713	$44,893	$41,718	$21,024	$30,172
Add (deduct):
Adjustment related to equity investments	5,295	(2,187)	(631)	(402)	(2,317)

Add:
Interest element of rentals
charged to income (a)	2,890	2,288	3,144	3,239	3,299
Interest expense	25,067	21,708	21,836	20,496	21,374
	______	______	______	______	______
Earnings as defined	$71,965	$66,702	$66,067	$44,357	$52,528
	=====	=====	=====	=====	=====
Interest expense	$25,067	$21,708	$21,836	$20,496	$21,374
Capitalized interest	1,548	754	83	272	186
Interest element of rentals charged
to income (a)	2,890	2,288	3,144	3,239	3,299
	______	______	______	______	______
Fixed charges as defined	$29,505	$24,750	$25,063	$24,007	$24,859
	======	======	======	======	======
Consolidated ratio of earnings to fixed charges	2.44	2.70	2.64	1.85	2.11
	___	___	___	___	___

(a)   Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.